Exhibit 10(i)

DENBURY RESOURCES INC.
DIRECTOR DEFERRED COMPENSATION PLAN
As Amended and Restated on:
December 16, 2015

1.	ESTABLISHMENT OF PLAN

Denbury Resources Inc. (the “Company”) hereby amends and restates the Denbury Resources Inc. Director Compensation Plan (“Prior Plan”). The Prior Plan originally was adopted effective July 1, 2000, subsequently amended effective February 22, 2001, May 11, 2005, June 29, 2011, and then amended and restated effective December 13, 2012, and further amended and restated as the Denbury Resources Inc. Director Deferred Compensation Plan (“Plan”), effective December 12, 2013 and then amended and restated May 6, 2015. It hereby is further amended and restated as the Denbury Resources Inc. Director Deferred Compensation Plan (“Plan”), effective December 16, 2015.

2.	SCOPE AND PURPOSE OF PLAN

The purpose of this Plan is to provide a means by which the Company may attract, motivate and retain experienced and knowledgeable Persons to serve as Directors of the Company and to align such Directors’ interests with those of the Company’s shareholders.

3.	DEFINITIONS

(a)“Account” means, respectively or collectively as the context requires, a Participant’s Cash Deferred Account, Deferred Stock Unit Account, or such other accounts or subaccounts which the Committee may establish under the Plan. Each Account shall be maintained solely as a bookkeeping entry of the Company to evidence an unsecured and unfunded obligation of the Company with respect to any Participant.

(b)“Affiliate” means, with respect to the Company, a Person that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with the Company as determined by the Committee.

(c)“Board” means the Board of Directors of the Company.

(d)“Cash Deferred Account” means an Account established for each Participant by the Company with respect to the bookkeeping of such Participant’s Deferral Election attributable to Director Fees deferred as cash by the Participant.

(e)“Code” means the Internal Revenue Code of 1986, as amended.

(f)“Committee” means the Compensation Committee of the Board.

(g)“Common Stock” means shares of Common Stock, $.001 par value, of Denbury Resources Inc.

(h)“Deferral Election” means the submission by a Participant of an election to the Company, in such form and manner established by the Committee, indicating that a Participant wants to defer receipt of all or part of such Participant’s Director Fees and/or LTI.

(i)“Deferred Stock Unit” or “DSU” means a hypothetical or phantom Common Stock unit awarded or granted to a Participant.

(j)“Deferred Stock Unit Account” means an Account established for each Participant by the Company with respect to the bookkeeping of such Participant’s Deferral Election attributable to Director Fees and/or LTIs deferred as Deferred Stock Units by the Participant plus any Dividend Equivalents credited to such Account.

(k)“Director” means a member of the Board.

(l)“Director Fees” means those amounts paid or to be paid by the Company to a Participant in consideration of the Participant’s service as a member of the Board (excluding reimbursements for expenses of the Director), but including, and not limited to, the annual retainer fee, Board meeting fees, fees for special services performed by a Director, and any fees for serving on a committee of the Company, including serving as chairman of such committee. Notwithstanding any provision of the Plan to the contrary, “Director Fees” specifically exclude any LTI awards granted to a Director.

(m)“Distribution Event” means those events described in Section 10(a)(1) through Section 10(a)(6).

(n)“Dividend Equivalent” means a hypothetical or phantom amount equal to the amount of dividends (whether in stock or cash) paid or distributed, if any, in respect of a specified number of shares of Common Stock.

(o)“DSU Award” means each award or grant of Deferred Stock Units granted to a Participant pursuant to the terms of the Incentive Plan, this Plan, and such other terms and conditions set forth by the Committee, and which is credited to a Participant’s Deferred Stock Unit Account. Notwithstanding any Plan provision to the contrary, a DSU Award may only be granted in whole numbers of Deferred Stock Units.

(p)“Effective Date” means July 1, 2000, with respect to the Prior Plan, and December 12, 2013, with respect to this Plan.

(q)“Fair Market Value” means, with respect to a share of Common Stock as of any Issue Date or dividend payment date, the Closing Price on such date; provided, however, that if the actual transaction involving such shares of Common Stock occurs at a time when the New York Stock Exchange (“NYSE”) is closed for regular trading, then Fair Market Value shall mean the most recent Closing Price. As used herein, “Closing Price” means the closing price of the shares of Common Stock on the NYSE (or such other exchange or market as the principal trading market for the Common Stock) as reported in any newspaper of general circulation on any such date.

(r)“Incentive Plan” means the 2004 Omnibus Stock and Incentive Plan for Denbury Resources Inc., as amended, or any successors to such plan.

(s)“Issue Date” means the dates determined by the Board on which Director Fees are payable by the Company to a Participant.

(t)“LTI” means a Restricted Share Award (or any other similar form of equity-based or equity-settled Award) granted to Participants under the Incentive Plan.

(u)“Participant” means each member of the Board who is not an employee of the Company or any of its Affiliates.

(v)“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof, or any other entity.

(w)“Plan” means this Denbury Resources Inc. Director Deferred Compensation Plan, as amended.

(x)“Plan Year” means the 12-month period commencing on June 1st and ending on May 31st next following (or such other 12-month period determined by the Committee).

(y)“Separation” as used in this Plan, is defined as it is in the Incentive Plan.

(z)“Service” means the United States Internal Revenue Service, or any successor or agent of such governmental agency.

(aa)    “Specified Payment Date” means a date certain, if any, specified in a Participant’s Deferral Election that is not later than the last day of the calendar year which includes the tenth (10th) anniversary of a Participant’s Deferral Election; provided, however, that such date shall become irrevocable immediately prior to the first day of the calendar year to which such Deferral Election relates.

(bb)    “Stock Election” means the “Stock Election” by a Participant permitted by the Committee under Section 7(c) to receive currently any Director Fees in Common Stock in lieu of cash.

(cc)    “Unforeseeable Emergency” means (i) a severe financial hardship to the Participant resulting from an illness or accident of the Participant or the Participant’s spouse, beneficiary or dependent (as defined in Code Section 152(a)), (ii) loss of the Participant’s property due to casualty, or (iii) other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant, each as determined to exist by the Committee, as determined under Code Section 409A, such that a distribution from the Plan is necessary to relieve the emergency where it cannot be relieved through reimbursement or compensation from insurance or otherwise or by liquidation of Participant’s assets (without other undue hardship).

4.	SHARES SUBJECT TO PLAN

(a)Authorized Shares. The total number of shares of Common Stock available for issuance under Sections 7(c) and 8(a)(1) of the Plan is 400,000, subject to adjustment as provided in Section 7(f); provided, however, that the total number of shares of Common Stock that may be issued under this Plan may not exceed one percent of the number of shares of Common Stock outstanding before any issuance under this Plan. Shares available for issuance under the Plan may be authorized and unissued shares or treasury shares, or any combination thereof as the Company may determine from time to time.

(b)Participant Limitation. Notwithstanding anything in this Plan to the contrary, no Participant may acquire under this Plan during the life of this Plan Common Stock exceeding one percent (1%) of the Company’s outstanding shares of Common Stock at the time of any such acquisition.

5.ELIGIBILITY

Each non-employee Director shall be eligible to participate in the Plan as a Participant upon election or appointment to the Board as further described in Section 7(a) and Section 7(c).

6.	ADMINISTRATION

The Plan shall be administered by the Committee. The Committee, subject to the provisions of the Plan, shall adopt such rules as it may deem appropriate in order to carry out the purpose of the Plan. All questions of interpretation, administration, and application of the Plan shall be determined by a majority of the members of the Committee, except that the Committee may authorize any one or more of its members, or any officer or employee of the Company, to execute and deliver documents on behalf of the Committee. Any determination under or related to the Plan by the Committee, the Company or their respective designees, as applicable, shall be: (i) in the sole and absolute discretion of the Committee, the Company or such designees; and (ii) final and binding in all matters relating to the Plan and shall not be subject to review by the Participant or any Person. The Committee, from time to time, may employ other agents and delegate to them such administration duties as it deems necessary, and, from time to time, may consult with counsel. No member of the Committee or officer of the Company shall be liable for any act done or omitted to be done by such member or officer or by any other member of the Committee or officer of the Company in connection with the Plan, except for such member’s or officer’s own willful misconduct or as expressly provided by statute. All costs and expenses involved in administration of the Plan shall be borne by the Company.

7.	DIRECTOR COMPENSATION

(a)Director Fees. Each Participant shall receive from the Company, as compensation for the Participant’s service as a member of the Board, Director Fees in such amounts determined by the Board. The portion of the Director Fees which consist of the annual retainer fee may be pro-rated by the Company for Participants who are not in office for the entire Plan Year.

(b)Payment of Fees. Unless a Participant makes an election pursuant to Section 7(c) or Section 8, the Participant shall be paid in cash on the respective Issue Dates for Director Fees earned in a given Plan Year; provided, however, that the Company may pay all Director Fees to a Participant in such form and manner as determined by the Company.

(c)Election to Receive Common Stock in lieu of Directors Fees. Prior to the first day of each Plan Year, each Participant may make an election (“Stock Election”) to receive all or a portion (in increments determined by the Committee) of the Director Fees he or she will be paid for such Plan Year in the form of Common Stock in lieu of cash. This Stock Election shall be in writing in such form and manner provided by the Committee, and must be returned to the Committee prior to the beginning of the Plan Year in question. This Stock Election, once made, shall remain in effect unless the Participant changes or revokes the election for a succeeding fiscal quarter prior to the commencement or such quarter. Such changes or revocations of elections may be made no more than once per fiscal quarter. Notwithstanding the foregoing, any Participant who is newly elected or appointed to the Board after the first day of a Plan Year may make a Stock Election with respect to Director Fees not yet earned in such Plan

Year, no later than the earlier of: (i) thirty (30) days or (ii) the first Issue Date, on or after the date of such Participant’s election or appointment to the Board, such Director Fees to be prorated based upon months of Board service. If a Participant elects to receive any portion of his or her Director Fees in Common Stock pursuant to a Stock Election, the number of shares of Common Stock calculated in accordance with Section 7(d) shall be issued to the Participant on the respective Issue Dates except to the extent that the Participant makes a deferral election under Section 8(a)(1).

(d)Calculation of Number of Shares Issued. If a Participant makes a Stock Election, the number of whole shares of Common Stock to be issued, or deferred as DSUs if a deferral election is made under Section 8(a)(1), shall be calculated as the quotient of Section 7(d)(1) divided by Section 7(d)(2), where:

(1)equals the amount of the Director Fees to be received in the form of Common Stock on any such Issue Date (the numerator); and

(2)equals the Fair Market Value of one share of Common Stock on such Issue Date (the denominator),

with any fractional shares of Common Stock owed to the Participant on any such Issue Date to be paid to the Participant by the Company in cash, unless such cash amount, at the Committee’s sole discretion, is rolled forward for payment to the Participant on the next succeeding Issue Date.

Notwithstanding any Stock Election to the contrary, if on any Issue Date the number of shares of Common Stock otherwise issuable to all Participants hereunder shall exceed the number of reserved shares of Common Stock remaining available under the Plan, the available shares of Common Stock shall be allocated proportionally among the Participants, as determined by the Committee, in the ratio that the total number of shares of Common Stock a Participant is entitled to receive on such Issue Date bears to the total number of shares of Common Stock to be received by all Participants on such Issue Date. Any remaining unpaid Fees shall be payable in cash.

(e)Failure to Elect. Should a Participant fail to timely and properly make a Stock Election with respect to a particular Plan Year, that Participant’s Director Fees shall be paid in cash as set forth in Section 7(b).

(f)Effect of Certain Changes in Capitalization. In the event of any recapitalization, stock split, reverse stock split, dividend, reorganization, merger, consolidation, spin-off, combination, repurchase or share exchange, or other similar corporate transaction or event affecting the Common Stock, the maximum number of shares available under the Plan, the number or class of shares of Common Stock to be delivered hereunder shall be adjusted by the Committee to reflect any such change in the number or class of issued shares of Common Stock or securities into which the Common Stock is convertible or exchangeable.

8.DEFERRAL OF DIRECTOR FEES AND/OR LTI

(a)Opportunity to Defer.

(1)Director Fees. A Participant may elect to defer payment of the Director Fees otherwise payable to him or her for future services to be rendered as a director of the Company by entering into a Deferral Election deferring the receipt of some or all of his or her Director Fees (subject to such limits and restrictions as to any dollar amount, percentage or otherwise as may be permitted by the Committee or otherwise provided in this Plan). The amount of Director Fees subject to such a timely and proper Deferral Election will be credited to such Participant’s Account, as specified by the Participant in the Deferral Election, either: (a) in cash equivalents to a Cash Deferred Account or (b) as a DSU Award to be credited to the Deferred Stock Unit Account; or (c) or both, in such proportions as elected by the Participant in such Deferral Election and as permitted by the Committee or otherwise provided in this Plan. In the event that the Participant elects that some or all of his or her Director Fees are to be credited as a DSU Award, the Participant then shall receive a DSU Award in whole Deferred Stock Units in an amount substantially equal to the quotient of (i) divided by (ii), where:

(i)equals the amount of Participant’s Director Fees subject to a Deferral Election as a DSU Award (the numerator); and

(ii)equals the Fair Market Value of one share of Common Stock on what otherwise would be the Issue Date of the Director Fees absent the Deferral Election (the denominator),

with any fractional DSUs to be credited, in cash, to the Participant’s Cash Deferred Account, unless such cash amount, at the Company’s sole discretion, is rolled forward for payment to the Participant on the next succeeding Issue Date.

(2)LTI. A Participant also may elect to defer receipt of an LTI award which otherwise is awarded or to be awarded to him or her in the future under the Incentive Plan. In order to effect such deferral, the Participant must enter into a Deferral Election deferring some or all of any such LTI (subject to such limits and restrictions as to any dollar amount, percentage or otherwise as may be established from time to time by the Committee or otherwise provided in this Plan). If a Participant elects to defer receipt of all or a portion of an LTI, the Company, pursuant to the Deferral Election, instead will grant the Participant a DSU Award under the Incentive Plan substantially equal to the number of shares of Common Stock covered by LTI Awards to which the Participant would be entitled under the Incentive Plan and which are also subject to a Deferral Election.

(b)Deferral Elections.

(1)Timing. Deferral Elections (or revocations thereof) shall be made by the Participant and filed with the Committee not later than the last day of the calendar year before the beginning of next succeeding calendar year and shall be effective on the first day of such calendar year with respect to: (i) Director Fees to be earned with respect to services rendered during such subsequent calendar year; or (ii) LTI to be granted in such subsequent calendar year. A Deferral Election with respect to Director Fees or LTI shall be an irrevocable election for the next following calendar year (and shall become irrevocable immediately prior to the first day of the calendar year to which such Deferral Election relates.)

(2)Content. A Deferral Election made pursuant to this Section 8 shall be made in a form and manner prescribed by the Committee, which Deferral Election may be effectuated as follows:

(i)The Committee shall permit a Participant the right to defer the receipt of some or all of his or her Director Fees and/or LTI (stated as a whole percentage of either 50% or 100% or such other amounts or percentages as may be permitted by the Committee) relating to the immediately following calendar year, to be credited to the Participant’s Accounts under the Plan.

(ii)A Participant’s Deferral Election of his or her Director Fees and/or LTI shall set forth the amount to be credited to the Cash Deferred Account and the portion to be credited to the Deferred Stock Unit Account, as appropriate. If a Participant fails to properly allocate any Director Fees subject to the Deferral Election between any Accounts as determined by the Committee, the Committee may credit any and all of such Director Fees to one or more Accounts as the Committee determines is appropriate.

(iii)The Deferral Election may set forth a Specified Payment Date, if any, on which the Participant shall receive the distributions of his or her Accounts with respect to the Director Fees or LTI deferred under such Deferral Election.

(c)Credits to a Participant’s Account.

(1)DSU Award. Each DSU credited to a Deferred Stock Unit Account represents the Company’s commitment to issue such Participants a fixed number of shares of Common Stock upon a Distribution Event. No actual shares of Common Stock shall be issued until a Distribution Event described in Section 10 occurs, with such shares to be issued by the Company under the Incentive Plan, or under this Plan, as appropriate. The Deferred Stock Units under any DSU Award shall not be considered issued and outstanding shares for purposes of shareholder voting rights or for purposes of receiving dividends and other distributions, if any (other than as provided in Section 8(c)(3) below.)

(2)Cash. Directors Fees deferred by Participants in cash shall be credited to a Cash Deferred Account, on the first business day coincident with or immediately following the Issue Date for such Director Fees, until a Distribution Event described in Section 10 occurs. Cash Deferred Accounts shall not be credited with any earnings or income by the Company.

(3)Dividend Equivalents. In the event Director Fees or LTIs are deferred in the form of DSUs, and in the event the Company pays and/or distributes dividends on its Common Stock, Dividend Equivalents on such DSUs shall be credited in cash to the Participant’s Cash Deferred Account. The amount of cash credited shall be equal to the product of (i) the per-share amount of the dividend paid by the Company in respect of its Common Stock and (ii) the number of DSUs held in the Participant’s Deferred Stock Unit Account on the record date for such dividend being paid on the underlying Common Stock represented by such DSUs. Dividend Equivalents shall be credited to a Participant’s Cash Deferred Stock Account at the time dividends are paid by the Company in respect to its Common Stock. Such

Dividend Equivalents shall be deferred until and distributed at the same time as the corresponding DSU upon which the Dividend Equivalent was credited. If the DSU with respect to which the Dividend Equivalent is credited is forfeited, all Dividend Equivalents credited with respect to that forfeited DSU also shall be forfeited.

(d)Participant Reports. At the request of Participant, at the end of each Plan Year (or on a more frequent basis as determined by the Committee), a report shall be issued to each Participant who has an Account, and such report will set forth the value of each such Account and, as applicable, the number of DSUs credited to a Participant’s Deferred Stock Unit Account and/or the amount of cash equivalents credited to his or her Cash Deferred Account.

(e)Suspension of Deferral Election.     Notwithstanding the provisions of Section 4(b), the Committee, upon written application by a Participant, may authorize the suspension of a Participant’s Deferral Election(s) in the event of an Unforeseeable Emergency. Any suspension authorized by the Committee shall become effective as soon as practicable after the Committee’s receipt of a suspension application, but no later than the period beginning thirty (30) days after the receipt of such suspension application. Such suspension shall be effective for the remainder of the calendar year and shall be deemed an annual election for each succeeding calendar year unless a subsequent Deferral Election is filed with the Company pursuant to Section 4(b).

(f)No Change in Specified Payment Date Permitted. If a Participant has selected a Specified Payment Date with respect to a Deferral Election, subject to the provisions of Section 10(a) herein, such election becomes irrevocable as of the last day of the calendar year immediately preceding the calendar year to which the Deferral Election relates.

9.VESTING

(a)    Director Fees. Amounts attributable to deferred Director Fees which are deferred into either or both of a Participant’s Cash Deferred Account or Deferred Stock Units are 100% vested under the Plan immediately upon being credited to a Participant’s Account under the Plan and at all times thereafter.

(b)    LTI. Deferred Stock Units attributable to deferred LTIs will vest, in whole or in installments, in accordance with the “Restricted Period” (as defined in the Incentive Plan) with respect to the applicable LTI award, or such other period as reflected in the DSU Award.

10.	DISTRIBUTIONS

(a)Distributions Generally. Notwithstanding any provision of this Section 10 or the Plan to the contrary, a Participant’s Accounts shall be distributed in accordance with a Deferral Election made with respect to such Account. With respect to each Account, a Deferral Election shall provide for a distribution based upon the earliest to occur of the following:

(1)a Participant’s Specified Payment Date (if any),

(2)a Participant’s Separation,

(3)an Unforeseeable Emergency,

(4)a Change of Control,

(5)inclusion of some or all of the Participant’s Account in the Participant’s income due to the failure to comply with Code Section 409A (or as otherwise described below to pay certain taxes), or

(6)a Plan termination pursuant to Section 12(b).

All payments due to a Specified Payment Date or Separation shall be made as soon as reasonably feasible following the Participant’s earliest Distribution Event, but in no event later than thirty (30) days following the Distribution Event; provided, however, that, if such thirty (30) day period ends in the taxable year following the year in which such Distribution Event occurs, the Participant shall not have the right to designate the year of payment and the Distribution Event shall occur in the taxable year in which such thirty (30) day period ends.

(b)Distribution upon a Specified Payment Date. If a Participant’s Deferral Election provides for distributions based on the occurrence of a Specified Payment Date, upon such Specified Payment Date, that portion (or all) of the Account which is attributable to such Deferral Election shall be distributed to the Participant in a single lump sum.

(c)Distribution upon Separation. Upon a Separation, that portion (or all) of the Account which is attributable to such Deferral Election shall be distributed to the Participant in a single lump sum.

(d)Distribution upon Death. Upon the death of a Participant, the balance of his or her Account shall be paid to the Participant’s beneficiary(ies) as designed in Section 11. Such payment shall be made in a single lump sum with such payment to be made within sixty (60) days following the date of the Participant’s death; provided that, if such sixty-day period ends in the taxable year following the year in which the Participant’s death occurs, neither the Participant nor the Participant’s beneficiary shall have the right to designate the year of payment and the payment shall occur in the taxable year in which such sixty (60) day period ends.

(e)Distribution upon an Unforeseeable Emergency. A Participant may request a distribution of some or all of his or her Account due to an Unforeseeable Emergency by submitting a written request to the Committee accompanied by evidence to demonstrate that the circumstances being experienced qualify as an Unforeseeable Emergency. The Committee shall have the authority to require such evidence as it deems necessary to determine if a distribution is warranted. If an application for a distribution due to an Unforeseeable Emergency is approved, the amount of the distribution is limited to an amount sufficient to meet the need resulting from the Unforeseeable Emergency (in the sole discretion of the Committee). The permissible distribution shall be payable in a form determined by the Committee as soon as possible after approval of such distribution.

(f)Distribution upon Change of Control.

(1)Upon a Change of Control of the Company, a Participant shall be paid the balance of his Account in a lump sum within sixty (60) days following the date on which the Change of Control occurs; provided that, if such sixty-day period ends in the taxable year following the year in which the Change of Control occurs, the Participant shall not have the right to designate the year of payment, and the payment shall occur in the taxable year in which such sixty (60) day period ends

(2)For purposes of Section 10, “Change of Control” shall mean the occurrence of any one of the following with respect to the Company:

(i)“Continuing Directors” no longer constitute a majority of the Board; the term “Continuing Director” shall mean any individual who has served as a Director for one year or more, together with any new Directors whose election by the Board or whose nomination for election by the shareholders of the Company was approved by a vote of a majority of the Directors then still in office who were either Directors at the beginning of such one-year period or whose election or nomination for election was previously so approved;

(ii)Any person or combination of persons acting as a group (as defined in Rule 13d-3 under the Securities Exchange Act of 1934 (as amended from time to time, including rules thereunder and successor provisions and rules thereto, the “Exchange Act”)) become the beneficial owners (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of shares of Common Stock representing thirty percent (30%) or more of the voting power of the Company’s then outstanding securities entitled generally to vote for the election of Directors;

(iii)A merger or consolidation to which the Company is a party, regardless of the surviving entity in such transaction, if the shareholders of the Company immediately prior to the effective date of such merger or consolidation have beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of less than fifty percent (50%) of the combined voting power to vote for the election of directors of the surviving corporation or other entity following the effective date of such merger or consolidation; or

(iv)The sale of all, or substantially all, of the assets of the Company or the liquidation or dissolution of the Company.

(3)Notwithstanding the foregoing provisions of this Section 10(f), if a Participant’s Separation is for a reason other than for cause, and occurs not more than ninety (90) days prior to the date on which a Change of Control occurs, for purposes of the Plan, such termination shall be deemed to have occurred immediately following a Change of Control.

(4)Notwithstanding anything herein to the contrary, under no circumstances will a change in the constitution of the board of directors or managers of any subsidiary, a change in the beneficial ownership of any subsidiary, the merger or consolidation of a subsidiary with any other entity, the sale of all or substantially all of the assets of any subsidiary or the liquidation or dissolution of any subsidiary (in each case which does not constitute and is not part of a sale of all or substantially all of the assets of the Company) constitute a “Change of Control” under this Plan.

(g)Distribution in the Event of Taxation.

(1)If, for any reason, it has been determined that the Plan fails to meet the requirements of Code Section 409A, and the failure is not or cannot be corrected under a Service correction program for such failure, the Committee shall distribute to the Participant the portion of the Participant’s Account that is required to be included in income as a result of the failure of the Plan to comply with the requirements of Code Section 409A.

(2)The Plan shall also pay to the Participant that portion of his Account necessary to satisfy:

(i)Any Federal Insurance Contributions Act (FICA) tax imposed under Code Sections 3101, 3121(a), and 3121(v)(2), or the Railroad Retirement Act tax imposed under sections 3201, 3211, 3231(e)(1), and 3231(e)(8), where applicable, on compensation deferred under the Plan (the “FICA or RRTA Amount”); and

(ii)Any income tax at source on wages imposed under Code Section 3401 or the corresponding withholding provisions of applicable state, local, or foreign tax laws as a result of the payment of the FICA or RRTA Amount, and to pay the additional income tax at source on wages attributable to the pyramiding Code Section 3401 wages and taxes; provided, however, that the total payment under this Section 10(g) must not exceed the aggregate of the FICA or RRTA Amount, and the income tax withholding related to such FICA or RRTA Amount.

(h)Form of Distributions.

(1)Distributions made to a Participant with respect to his or her Cash Deferred Account shall be paid in cash in a single lump sum after the applicable Distribution Event.

(2)Distributions made to a Participant with respect to his or her Deferred Stock Unit Account shall be paid in shares of Common Stock in a single issuance, deliverable to the Eligible Person, or his or her beneficiary, without charge, in an amount equal to one share of Common Stock for each Deferred Stock Unit in effect and subject to the Distribution Event plus any Dividend Equivalents credited with respect to each such Deferred Stock Unit;

provided, however, that, if explicitly provided in the applicable Award, the Committee may, in its sole discretion, elect to pay cash or part cash and part Common Stock in lieu of delivering only Common Stock for Deferred Stock Units, and if a cash payment is made in lieu of delivering Common Stock, the amount of such payment shall be calculated based upon the Fair Market Value of the Common Stock as of the Distribution Event with respect to each Deferred Stock Unit.

11.BENEFICIARY DESIGNATION.

Each Participant who elects to participate in this Plan may file with the Committee a notice in writing, on a form provided by the Committee, designating one or more beneficiaries to whom the distribution shall be made in the event of the Participant’s death prior to receiving the entire distribution of the balance in the Participant Account. If no beneficiary designation is made, or in the event that a beneficiary designated by such Participant predeceases the Participant, the distribution shall be made to the Participant’s estate.

12.	MISCELLANEOUS

(a)Amendment; Termination. The Board may at any time and from time to time alter, amend, or terminate the Plan, subject to NYSE rules that might require shareholder approval of such changes, in whole or in part; provided, however, that no such action shall, without the consent of a Participant, affect the rights of such Participant in any Common Stock issued to such Participant under the Plan.

(b)Rights of Directors. Nothing contained in the Plan shall confer upon any Participant any right to continue in the service of the Company as a Director.

(c)Government and other Regulations. The obligations of the Company to deliver shares under the Plan shall be subject to all applicable laws, rules and regulations and such approvals by any government agency as may be required, including, without limitation, compliance with the Securities Act of 1933, as amended. The Committee may elect not to issue any Common Stock on an Issue Date if it determines in its sole discretion that to do so would be a violation of the Securities Act of 1933, as amended, or the securities laws of any state.

(d)Nontransferability. The rights and benefits under the Plan shall not be transferable by a Director other than by the laws of descent and distribution or pursuant to a domestic relations order.

(e)Withholding. To the extent required by applicable federal, state, local or foreign law, a Participant shall make arrangements satisfactory to the Company for payment of withholding tax obligations, if any, that arise in connection with the Plan. The Company shall not be required to issue any Common Stock under the Plan until such obligations, if any, are satisfied. A Participant may satisfy any such withholding obligation by (i) having the Company retain the number of shares of Common Stock or (ii) tendering the number of shares of Common Stock, in either case, whose Fair Market Value equals the amount required to be withheld.

(f)Code Section 409A. All Accounts under the Plan that are intended to be “deferred compensation” subject to Code Section 409A shall be interpreted, administered and construed to comply with Code Section 409A, and all Accounts under the Plan that are intended to be exempt from Code Section 409A shall be interpreted, administered and construed to comply with and preserve such exemption. The Committee shall have full authority to give effect to the intent of the foregoing sentence. To the extent necessary to give effect to this intent, in the case of any conflict or potential inconsistency between the Plan and a provision of any Account or Deferral Election, the Plan shall govern. Notwithstanding the foregoing, neither the Company nor any Director shall have any liability to any Person in the event Code Section 409A applies to any Account in a manner that results in adverse tax consequences for the Participant or any of his or her beneficiaries or transferees.

(g)Governing Law. To the extent that federal laws do not otherwise control, the Plan and all rights hereunder shall be construed in accordance with and governed by the laws of the State of Delaware.

(h)Headings. The headings of sections herein are included solely for convenience of reference and shall not affect the meaning of any of the provisions of the Plan.

(i)Unfunded. The Plan shall be an unfunded and unsecured obligation of the Company. The Company shall not be required to establish any special or separate fund or to make any other segregation of assets to assure the issuance of Common Stock and the issuance of Common Stock shall be an unsecured general obligation of the Company.